EXHIBIT 99

Unity Bancorp Announces Gain On Loan and Branch Sales

CLINTON, N.J.--(BUSINESS WIRE)--October 10, 2000--UNITY BANCORP, INC. (NASDAQ
NM: UNTY - news), announced today that its subsidiary, Unity Bank, had completed a sale of $43.0 million of home equity loans on September 29th; executed a Purchase and Assumption Agreement with SI Bank & Trust to sell four branches with approximately $45.0 million in deposits to the Staten Island based thrift, and executed a Purchase and Assumption Agreement with Hilltop Community Bank to sell one branch with approximately $9.5 million in deposits to the community bank based in Summit, NJ. The completions of both branch sales are subject to various regulatory approvals and are expected to close in the fourth quarter of 2000. Under the terms of the Agreement with SI Bank & Trust, Unity Bank will sell three branches located in Union County and one in Middlesex County for a deposit premium of 6.5%. Based on current deposits, the Bank anticipates recognizing a gain of $2.9 million in connection with the sale of these branches.

     Unity has also executed an Agreement pursuant to which it will sell one branch located in Union County to Hilltop Community Bank. Under the terms of this Agreement, Unity will receive a deposit premium of 11.15%. Based on current deposits, the Bank anticipates a gain of approximately $1.1 million in connection with the sale. Unity will use the proceeds of a sale of out-of-market home equity loans to substantially fund the sale of deposits to SI Bank & Trust and Hilltop Community Bank. In connection with the loan sale, the Bank will recognize a loss of $1.2 million in the third quarter of 2000. In combination with the branch sales, Unity anticipates recognizing a gain of $2.8 million by year-end 2000.

     As a result of the reduction in assets effective through the recent loan sale and the anticipated gains recognized as a result of the branch sales, the Company projects meeting its 6% equity capital to assets ratio required by the New Jersey Commissioner of Banking and Insurance by the end of December 2000, almost a full year earlier than required by regulators.

     David Dallas, Chairman of the Unity Bancorp, Inc. and Unity Bank stated, "The decision to divest our company of five branches was a difficult one at best. However, the branch and loan sales were necessary and affirmative steps toward meeting our capital plan, increasing profitability, and improving shareholder value. These transactions presented a tremendous opportunity to strengthen our franchise and will allow Unity to better focus on the financial needs of consumers and small businesses in the communities served by our remaining network of 12 full service branches."

     Unity Bancorp, Inc., is a holding company for Unity Bank headquartered in Clinton, New Jersey. The Bank provides a variety of retail and commercial financial services through full-service branches located in Hunterdon, Middlesex, Union and Somerset Counties. Unity Bank is a leading "Preferred Lender" of SBA financing in New Jersey, Pennsylvania, Delaware and New York. The Bank also owns Certified Mortgage Associates, a residential mortgage lender located in Marlboro, New Jersey.

     For additional information about the Bank, call Unity Direct at 800.618.BANK, or visit Unity's website at www.unitybank.com. E-mail may be addressed to the Bank at info@unitybank.com.


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     This press release contains statements regarding possible future events and performance. These statements constitute "forward looking statements" as defined under Section 21E of the Securities Exchange Act of 1934, as amended. The accuracy of these statements is subject to a number of uncertainties and contingencies, many of which are out of the control of the Company. These uncertainties and contingencies include future economic conditions, the future direction of interest rates, business activity within the Company's market area and many other factors. Investors should not unduly rely upon these forward-looking statements.

     Contact:  Unity Bancorp, Inc. and Unity Bank
               Kevin J. Killian, CFO,

908.730.7630

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